UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
____________________________

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
VEEVA SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6-(i)(1) and 0-11

Veeva Systems Inc.
4280 Hacienda Drive
Pleasanton, CA 94588
SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 18, 2025
June 4, 2025

Proposal One: Election of Directors
At Veeva Systems Inc.’s 2025 Annual Meeting, our shareholders will elect our directors to serve until the 2026 Annual Meeting. Our Board of Directors has recommended that shareholders vote for the election of each director nominee.
Institutional Shareholder Services (“ISS”) and Glass Lewis, in recently issued reports regarding the election of directors at our annual meeting, recommended shareholder votes against the re-election of certain director nominees.
We strongly disagree with each of ISS and Glass Lewis’ recommendations and have prepared this supplement to augment our 2025 proxy disclosures and further support the re-election of Mr. Mark Carges, Mr. Gordon Ritter, and Mr. Matt Wallach.
Re-election of Mr. Ritter and Mr. Carges
ISS and Glass Lewis characterized the 2024 option grant to our CEO as outsized and recommended that shareholders vote against the re-election of Mr. Ritter (in the case of ISS and Glass Lewis) and Mr. Carges (in the case of ISS) to the board due to their role on Veeva’s Compensation Committee.

As background, in June 2024, on the recommendation of a special committee of independent directors, our board (except Mr. Gassner) approved a grant to Mr. Peter Gassner, our founder and CEO, of options to purchase an aggregate of 2,650,000 shares of our common stock (the “2024 Performance Options”) with a premium exercise price of $236.90 per share, which was equal to the 52-week high trading price at the time of grant and significantly higher than the closing price of our stock as of the trading date immediately prior to the grant date. The following features of the 2024 Performance Options were intended to strongly align Mr. Gassner’s interests with those of our shareholders, other key stakeholders, and pursuit of our public benefit purpose: (i) service-based vesting through February 1, 2030 only so long as Mr. Gassner continues to serve as CEO, (ii) the additional vesting condition requiring that the our stock price meet or exceed the 52-week high for a period of 60 consecutive trading days, (iii) the two-year post-exercise holding period requirement through February 1, 2032, and (iv) the option exercise price set at the 52-week stock price high. The 2024 Performance Options are consistent with the board’s practice, which began prior to our initial public offering, of implementing five-year long-term incentive compensation programs for Mr. Gassner, and our board intends that the 2024 Performance Options will be Mr. Gassner’s only equity-based compensation until at least 2030.

Mr. Gassner has led the company as CEO since its founding in 2007 and through its initial public offering in 2013. From the initial public offering through January 31, 2025, under Mr. Gassner’s leadership, the company has added approximately $35 billion in market capitalization for the benefits of shareholders. Mr. Gassner’s tenure as CEO has been a success by all measures and the board believes that continuity in the CEO position during the company’s next phase of growth through 2030 and entry into horizontal software markets outside of the company’s traditional markets is essential. Our board believes that long-term incentive compensation in the form of stock options is thus necessary and appropriate to retain Mr. Gassner and align his long-term interests with those of our shareholders. Our board further believes this long-term approach (with premium-priced stock options as the only equity vehicle) continues to incentivize Mr. Gassner to continue to lead our business and drive our success, which is consistent with the long-term interests of our shareholders and other key stakeholders, our vision to build a durable cloud company, and our PBC purpose.

As ISS and Glass Lewis recognized, given the 2024 Performance Options are intended to be Mr. Gassner’s only equity-based compensation until at least 2030, shareholders should consider the fair value allocated for each year of the five-year vesting period, which would be approximately $34.4 million1. Yet ISS’ pay-for-performance analysis uses the total grant value instead of the annualized amount, which results in an outsized impact on fiscal year 2025 and no impact in the other vesting years. In the peer review our board undertook, they found that the calculated annualized amount of the 2024 Performance Options ($34.4 million) was within the range of annualized CEO pay amongst our peers, with the annualized CEO total target direct compensation of our peers ranging from approximately $9 million to $97 million. The board also noted that five peer CEOs (only one of whom was a newly hired CEO in 2024) had annualized target direct compensation greater than the annualized value of Mr. Gassner’s 2024 Performance Options. Our peer group, which was comprised of 19 companies at the time the 2024 Performance Options were granted, had been recommended by our independent compensation consultant and approved by the Compensation Committee in September 2023, nine months before the grant. ISS’ peer analysis is also flawed because it uses companies (such as Teradata Corporation and Evolent Health, Inc.) that are significantly smaller than Veeva in size and market capitalization.

Moreover, Mr. Gassner does not participate in an annual incentive compensation program and, apart from a below-market annual base salary of $450,000 for fiscal year 2025, Mr. Gassner has not been paid any cash compensation since our IPO. Our board considered that with the use of premium priced options, the grant only has value if Veeva’s stock performs above the premium exercise price, which effectively aligns CEO incentives with that of our shareholders. CEO pay at most of our peer companies incorporated fixed and full-value compensation elements of significantly higher—often orders of magnitude higher—value than Mr. Gassner’s fixed compensation. In our view, those elements do not provide the same built-in incentive and alignment with shareholder interests. In addition, the 2024 Performance Options are not subject to any contractual vesting acceleration provisions, including on an involuntary termination of employment by the company or in connection with a change in control of the company.

The board believes that the 2024 Performance Options are a strongly motivating, performance-based incentive compensation vehicle appropriately structured to retain Mr. Gassner and motivate him to continue growing the company on a continuous trajectory through 2030 and beyond.

Since the 2024 Performance Options were announced, we have met with shareholders holding approximately 40% of our outstanding shares of common stock. At these meetings, shareholders had the opportunity to ask questions of management, including in connection with the 2024 Performance Options. The design and framework of our unique executive compensation program were discussed at certain meetings and certain shareholders shared positive feedback regarding the 2024 Performance Options. No shareholders expressed concerns that Mr. Gassner’s compensation was excessive in comparison to our peer group.

Our board strongly encourages you to vote FOR Mr. Carges and Mr. Ritter on Proposal One.

Re-election of Mr. Wallach

ISS appears to recommend a vote against Mr. Wallach, suggesting he is not independent because of his honorific title as one of our founders. Our board, however, has determined that Mr. Wallach meets the independence standards of the New York Stock Exchange (the “NYSE”), the exchange on which our stock is listed, including for the purpose of serving on our Nominating and Governance Committee. Mr. Wallach has not been employed by Veeva since June 2019, and between June 2019 and his election as a director on January 1, 2020, Mr. Wallach was not involved with the business or operations of Veeva. Contrary to ISS’ position, Mr. Wallach’s co-founder label is honorific and does not interfere with his exercise of independent judgment in carrying out his responsibilities as a director.

Glass Lewis appears to recommend a vote against Mr. Wallach, suggesting that he has a material affiliation with the company or its management merely because his brother is a Veeva employee. Contrary to Glass Lewis’ position, Mr. Wallach does not have a material financial, familial or other relationship with the company or its executives. Mr. Wallach’s brother, who has been a long-time Veeva employee, is not an executive officer of Veeva. Mr. Wallach has no role in setting his brother’s compensation, including any equity grants. Furthermore, NYSE listing standards explicitly exclude compensation received by family members for service as a non-executive employee in determining independence of directors. The fact that Mr. Wallach’s brother is an employee does not interfere with his exercise of independent judgment in carrying out his responsibilities as a director.

1This amount is not indicative of true amounts paid to, or earned or realized by, Mr. Gassner. Unlike full-value equity awards, Mr. Gassner will receive no financial benefit from the 2024 Performance Options unless our stock price is above the exercise price at the time of exercise.

Mr. Wallach’s independence and deep knowledge of Veeva, coupled with his life sciences technology expertise and deep knowledge of and relationships with our customers, makes him an important contributor to our board’s discussions on strategy, risk management, and governance. As a member of our Nominating and Governance Committee, moreover, his executive experience and familiarity with Veeva’s business, markets, and customers make him uniquely qualified to identify and evaluate director candidates, including their ability to fulfill the fiduciary duty to consider the interests of our stakeholders as directors of a Public Benefit Corporation.
Our board strongly encourages you to vote FOR Mr. Wallach on Proposal One.
FOR THESE REASONS, WE URGE OUR SHAREHOLDERS
TO VOTE “FOR” ALL DIRECTOR NOMINEES.